EXHIBIT 11--STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

COMPASS BANCSHARES, INC.
COMPUTATION OF NET INCOME PER COMMON SHARE

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
                                                YEARS ENDED DECEMBER 31,
                                         --------------------------------------
                                             1993         1992         1991
                                         ------------ ------------ ------------
                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
PRIMARY:
  Weighted average shares outstanding...       36,421       35,836       34,687
  Net effect of the assumed exercise of
   stock options--based on the
   treasury stock method using average
   market price.........................          300          560          441
                                         ------------ ------------ ------------
  Total weighted average shares and com-
   mon stock equivalents
   outstanding..........................       36,721       36,396       35,128
                                         ============ ============ ============
  Net income............................ $     89,260 $     75,390 $     62,784
  Preferred dividends...................        1,531        2,089        1,591
                                         ------------ ------------ ------------
  Net income available to common share-
   holders.............................. $     87,729 $     73,301 $     61,193
                                         ============ ============ ============
  Net income per common share........... $       2.39 $       2.01 $       1.74
                                         ============ ============ ============
FULLY DILUTED:
  Weighted average shares outstanding...       36,421       35,836       34,687
  Net effect of the assumed conversion
   of the preferred stock...............          817        1,111        1,047
  Net effect of the assumed exercise of
   stock options--based on the
   treasury stock method using average
   market price or year-end market
   price, whichever is higher...........          300          641          624
                                         ------------ ------------ ------------
  Total weighted average shares and com-
   mon stock equivalents
   outstanding..........................       37,538       37,588       36,358
                                         ============ ============ ============
  Net income............................ $     89,260 $     75,390 $     62,784
                                         ============ ============ ============
  Net income per common share........... $       2.38 $       2.01 $       1.73
                                         ============ ============ ============
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